Exhibit 20.1

Madrid 31/07/2020

A la atención de Wallbox Chargers S.L.

En línea con el plan de instalación de 150.000 puntos de carga para vehículo eléctrico anunciado por lberdrola para los próximo 5 años, una parte muy importante de los mismos aproximadamente 15.000 de los cargadores estarán destinados a carga pública, por lo que queremos manifestarles nuestro interés estrategico en que su Compañía Wallbox Chargers S.L desarrolle en los próximos meses un cargador rápido de carga pública acorde con las necesidades de lberdrola al objeto poder colaborar en la adquisición y despliegue de los mencionados puntos de carga.

En el ámbito de la colaboración accionarial entre el grupo lberdrola y Wallbox, es de sumo interés estratégico que pueda desarrollarse el mencionado producto antes de finales de 2020 y empezar su comercialización durante 2021.

Los volúmenes estimados para el periodo 2021 y 2022 son de aproximadamente 6.500 cargadores, una parte significativa de los cuales sería de nuestro interés tener la posibilidad de adquirirlo a Wallbox, una vez haya pasado el producto los test y certificaciones necesarios.

Atentamente,

/s/ Luis Buil Franch

Luis Buil Franch

Head of Global Smart Mobility lberdrola

IBERDROLA CLIENTES, S.A.U. – Domicilio fiscal: C/ Tomás Redondo 1, 28033 Madrid; domicilio social: Plaza Euskadi 5, 48009 Bilbao; en el Registro Mercantil de Bizkaia, tomo 5448, folio 19, hoja Bl-63981, inscripción 1a – CIF A-95758389

Madrid 31/07/2020

To the attention of Wallbox Chargers, S.L.

In line with the plan to install 150,000 charging points for electric vehicles announced by Iberdrola for the next 5 years, a very important part of those charging points approximately 15,000 chargers will be used for public usage charging, thus we want to express our strategic interest that your company Wallbox Chargers, S.L. develops within the next months a fast public usage charger in accordance with Iberdrola’s needs for the purposes of being able to collaborate in the acquisition and deployment of the abovementioned charging points.

Within the shareholding collaboration between the Iberdrola group and Wallbox, it is of the utmost strategic interest that the abovementioned product is developed before the end of 2020 and starts to be commercialized during 2021.

The estimated volumes for 2021 and 2022 are of approximately 6,500 chargers, a relevant part of which we are interested in acquiring from Wallbox, once the product has been tested and certified as necessary.

Sincerely,

Luis Buil Franch

Head of Global Smart Mobility Iberdrola